Exhibit 10.17

THIRD AMENDMENT AND MODIFICATION
TO LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT AND MODIFICATION TO LOAN AND SECURITY AGREEMENT   (the “Amendment”) is made effective as of the 23rd day of March, 2007, by and among INFOLOGIX SYSTEMS CORPORATION (formerly known as Info Logix Inc.), a Delaware corporation (“Infologix”), OPT ACQUISITION LLC, a Pennsylvania limited liability company (“Optasia”), EMBEDDED TECHNOLOGIES, LLC, a Delaware limited liability company (“Embedded” and together with Infologix and Optasia, jointly, severally and collectively “Borrowers” and each a “Borrower”) and SOVEREIGN BANK (the “Bank”).

BACKGROUND

A.    Pursuant to that certain Loan and Security Agreement dated March 16, 2006 by and among Borrowers and Bank (as amended by that certain First Amendment and Modification to Loan and Security Agreement dated August 25, 2006, that Second Amendment and Modification to Loan and Security Agreement dated October 31, 2006 and as the same may hereafter be amended, modified, supplemented or restated from time to time, being referred to herein as the “Loan Agreement”), Bank agreed, inter alia, to extend to Borrowers the following credit facilities:  (i) a line of credit in the maximum principal amount of Eight Million Five Hundred Thousand Dollars ($8,500,000.00), (ii) a term loan in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) and (iii) a term loan in the original principal amount of One Million Dollars ($1,000,000.00).

B.     Borrowers have requested and Bank has agreed to amend the Loan Agreement in accordance with the terms and conditions contained herein.

C.     All capitalized terms contained herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.     Waiver of Covenant Defaults.

(a)    Bank hereby waives any Default or Event of Default that exists or may arise under the Loan Agreement solely as a result of the following events (collectively, the “Specified Defaults”):

(i)    failure by Borrowers to maintain the Fixed Charge Coverage Ratio set forth in Section 8.3 of the Loan Agreement as of Borrowers’ fiscal quarter ended December 31, 2006; and

(ii)   failure by Borrowers to maintain the Minimum Annual Net Income set forth in Section 8.1 of the Loan Agreement as of Borrowers’ fiscal year ended December 31, 2006.

(b)   The waivers set forth in Section 1(a) above are given solely in connection with the Specified Defaults and solely for the periods described therein and shall not be deemed to be an agreement, obligation or commitment by Bank to waive Borrower’s compliance with any of the other terms or conditions in any of the Loan Documents or any other Events of Default, whether now existing or hereafter arising, including, without limitation, Borrowers’ failure to comply with the covenants set forth in Sections 8.1 and 8.3 of the Loan Agreement as of any other date after the date hereof.

2.     Financial Covenants.

(a)         Sections 8.2 of the Loan Agreement is hereby deleted and replaced with the following:

“8.2       Minimum Quarterly Net Income. Borrowers shall have Net Income of at least $0 as of June 30, 2007 and as of the end of the first three (3) fiscal quarters thereafter of Borrowers measured on a year-to-date basis.”

(b)         Sections 8.3 of the Loan Agreement is hereby deleted and replaced with the following:

“8.3       Fixed Charge Coverage Ratio. Borrowers shall maintain a Fixed Charge Coverage Ratio of not less than (i) 1.0 to 1.0 as of Borrowers’ fiscal quarter ending December 31, 2007 and (ii) 1.2 to 1.0 as of the end of each fiscal quarter of Borrowers ending thereafter.”

3.     Quarterly Net Income. For the purposes of calculating Borrowers’ Minimum Quarterly Net Income set forth in Section 8.2 of the Loan Agreement, for Borrowers’ fiscal quarters ending June 30, 2007 and September 30, 2007 only, the definition of Net Income shall not include (i) non-cash adjustments required pursuant to FAS 123R expenses related to options and warrants and other non-cash expenses and (ii) acquisition related transactional expenses.

4.     Annual Net Income. For the purposes of calculating Borrowers’ Minimum Annual  Net Income, set forth in Section 8.1 of the Loan Agreement, for Borrowers’ fiscal year ending December 31, 2007 only, the definition of Net Income shall not include non-cash adjustments required pursuant to FAS 123R expenses related to options and warrants and other non-cash expenses.

5.     Pledged Account. Contemporaneously with the execution of this Amendment, Borrowers shall grant Bank, as additional security for the Bank Indebtedness, a security interest in certain investment property owned by Borrowers and maintained with Bank in Account No. INF05268 (the “Pledged Account”). If, at any time and from time to time, the value of the Pledged Account, as determined by Bank in its reasonable discretion, is less than Two Million Dollars ($2,000,000.00) (the amount by which the value of the Pledged Account is less than Two Million Dollars ($2,000,000.00) being referred to herein as a “Deficiency”), and the Borrowers do not deposit sufficient investment property to reduce the Deficiency to $0 within three (3) Business Days of written notice from the Bank that such Deficiency exists, the Bank shall have the right to institute a reserve (a “Deficiency Reserve”) against the Borrowing Base Amount in an amount equal to the Deficiency. Upon receipt of evidence, in form and content reasonably satisfactory to Bank, that Borrowers have complied with the financial covenants set forth in Section 8 of the Loan Agreement for Borrowers’ fiscal year ending December 31, 2007, and provided that no Event of Default shall have occurred and be continuing, Bank shall, at the request of Borrowers, release its lien on the Pledged Account and shall no longer have the right to institute a Deficiency Reserve (provided that Bank shall continue to have the right to institute such other reserves from time to time as provided for in the Loan Agreement).

6.     Pledge Agreement. This Amendment shall not be deemed effective until receipt by Bank of (a) a Securities Account Pledge Agreement (the “Pledge Agreement”), in form and content satisfactory to Bank, granting Bank a security interest in the Pledged Account and (b) all other additional instruments, documents or information as the Bank may reasonably deem necessary or advisable to perfect, protect and maintain the security interests in the Pledged Account.

7.     Amendment/References. The Loan Agreement and the Loan Documents are hereby amended to be consistent with the terms of this Amendment. All references in the Loan Agreement and the Loan Documents to (a) the “Loan Agreement” shall mean the Loan Agreement as amended hereby; and (b) the “Loan Documents” shall include this Amendment, the Pledge Agreement and all other instruments or agreements executed pursuant to or in connection with the terms hereof.

8.     Release. Each Borrower and Guarantor acknowledges and agrees that it has no claims, suits or causes of action against Bank and hereby remises, releases and forever discharges Bank, their officers, directors, shareholders, employees, agents, successors and assigns, and any of them, from any claims, suits or causes of action whatsoever, in law or at equity, which any Borrower or Guarantor has or may have arising from any act, omission or otherwise, at any time up to and including the date of this Amendment.

9.     Additional Documents; Further Assurances. Each Borrower covenants and agrees to execute and deliver to Bank, or to cause to be executed and delivered to Bank contemporaneously herewith, at the sole cost and expense of such Borrower, the Amendment and any and all documents, agreements, statements, resolutions, searches, insurance policies, consents, certificates, legal opinions and information as Bank may require in connection with the execution and delivery of this Amendment or any documents in connection herewith, or to further evidence, effect, enforce or protect any of the terms hereof or the rights or remedies granted or intended to be granted to Bank herein or in any of the Loan Documents, or to enforce or to protect Bank’s interest in the Collateral. All such documents, agreements, statements, etc., shall be in form and content acceptable to Bank in its sole discretion. Each Borrower hereby authorizes Bank to file, at such Borrower’s cost and expense, financing statements, amendments thereto and other items as Bank may require to evidence or perfect Bank’s continuing security interest and liens in and against the Collateral. Each Borrower agrees to join with Bank in notifying any third party with possession of any Collateral of Bank’s security interest therein and in obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Bank. Each Borrower will cooperate with Bank in obtaining control with respect to Collateral consisting of deposit accounts, investment property, letter-of-credit rights and electronic chattel paper.

10.   Further Agreements and Representations. Each Borrower does hereby:

(a)    ratify, confirm and acknowledge that the statements contained in the foregoing Background and in Section 1 hereof are true and complete and that, as amended hereby, the Loan Agreement and the other Loan Documents are in full force and effect and are valid, binding and enforceable against each Borrower and its assets and properties, all in accordance with the terms thereof, as amended;

(b)   covenant and agree to perform all of such Borrower’s obligations under the Loan Agreement and the other Loan Documents, as amended;

(c)    acknowledge and agree that as of the date hereof, no Borrower has any defense, set-off, counterclaim or challenge against the payment of any Bank Indebtedness or the enforcement of any of the terms of the Loan Agreement or of the other Loan Documents, as amended;

(d)   acknowledge and agree that all representations and warranties of each Borrower contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct in all material respects on and as of the date hereof as if made on and as of the date hereof;

(e)    represent and warrant that no Default or Event of Default exists, except as provided for in Section 1(a) herein;

(f)    covenant and agree that such Borrower’s failure to comply with any of the terms of this Amendment or any other instrument or agreement executed or delivered in connection herewith, shall constitute an Event of Default under the Loan Agreement and each of the other Loan Documents subject to any applicable notice and cure periods provided for therein; and

(g)    acknowledge and agree that nothing contained herein, and no actions taken pursuant to the terms hereof, are intended to constitute a novation of any of the Notes, the Loan Agreement or of any of the other Loan Documents and, except as specifically set forth in Section 1 hereof, Section 1 of the First Amendment and Modification to Loan and Security Agreement among Borrowers and the Bank and Section 1 of the Second Amendment and Modification to Loan and Security Agreement among

Borrowers and Bank, does not constitute a release, termination or waiver of any existing Event of Default or of any of the liens, security interests, rights or remedies granted to the Bank in any of the Loan Documents, which liens, security interests, rights and remedies are hereby expressly ratified, confirmed, extended and continued as security for all Bank Indebtedness.

Each Borrower acknowledges and agrees that Bank is relying on the foregoing agreements, confirmations, representations and warranties of each Borrower and the other agreements, representations and warranties of each Borrower contained herein in agreeing to the amendments contained in this Amendment.

11.   Fees, Cost, Expenses and Expenditures. Borrowers will pay all of Bank’s reasonable expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, disbursements, expenses and disbursements of counsel retained by Bank and all fees related to filings, recording of documents, searches, environmental assessments and appraisal reports, whether or not the transactions contemplated hereunder are consummated.

12.   No Waiver. Nothing contained herein constitutes an agreement or obligation by Bank to grant any further amendments to the Loan Agreement or any of the other Loan Documents. Except as specifically set forth in Section 1 hereof, Section 1 of the First Amendment and Modification to Loan and Security Agreement among Borrowers and the Bank and Section 1 of the Second Amendment and Modification to Loan and Security Agreement among Borrowers and Bank, nothing contained herein constitutes a waiver or release by Bank of any Event of Default or of any rights or remedies available to Bank under the Loan Documents or at law or in equity.

13.   Inconsistencies. To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement or the other Loan Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement and other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrowers.

14.   Binding Effect. This Amendment, upon due execution hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

15.   Governing Law. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

16.   Severability. The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

17.   Modifications. No modification of this Amendment or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

18.   Headings. The headings of the Articles, Sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

19.   Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute the same agreement.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed the day and year first above written.

INFOLOGIX SYSTEMS CORPORATION
(formerly known as Info Logix Inc.)
By:	/s/ David T. Gulian
David Gulian, President
OPT ACQUISITION LLC
By:	/s/ David T. Gulian
David Gulian, President
EMBEDDED TECHNOLOGIES, LLC
By: INFO LOGIX INC., its sole Member
By:	/s/ David T. Gulian
David Gulian, President
SOVEREIGN BANK
By:	/s/ Steven Fahringer
Steven Fahringer, Vice President

The undersigned, intending to be legally bound hereby, consents and agrees to the foregoing Third Amendment and Modification to Loan and Security Agreement dated of even date herewith (the “Agreement”), and all terms thereof and further agrees that (a) such Agreement shall in no way affect or impair the undersigned’s obligations under that certain Surety Agreement from the undersigned to Bank dated November 29, 2006 (the “Surety”), or under any other documents executed or delivered pursuant thereto or in connection therewith and (b) the terms of the Surety are hereby ratified and confirmed, all as of the date hereof.

NEW AGE TRANSLATION, INC.
By:	/s/ David T. Gulian
Name/Title: David T. Gulian, President